CHANNING CAPITAL MANAGEMENT, LLC

Code of Ethics

(revised October 2006, January 2007)

This Code ("Code") is being adopted by Channing Capital Management, LLC (the "Adviser") in compliance with the requirements of Rule 204A-1, 204-2 and Sections 206 of the Investment Advisers Act of 1940 (the "Advisers Act") and Rule 17(j)-1 of the Investment Company Act of 1940 (the "Investment Company Act"), to effectuate the purposes and objectives of those provisions of the Advisers Act, the Investment Company Act and the rules promulgated hereunder. Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Rule 204A-1 requires advisers to establish, maintain and enforce a written code of ethics. Rule 204-2 imposes record keeping requirements with respect to personal securities transactions of access persons (defined below). Section 206 of the Advisers Act makes it unlawful for certain persons:

    To employ any device, scheme or artifice to defraud any client or prospective client;
    To engage in any transaction, practice or course of business which operates as a fraud or deceit upon any client or prospective client;
    Acting as principal for his own account, knowingly to sell any security to or purchase any security from a client; or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction, the capacity in which he is acting and obtaining the consent of the client to such transaction. The prohibitions of this paragraph shall not apply to any transaction with a customer of a broker or dealer if such broker or dealer is not acting as an investment adviser in relation to such transaction; or
    To engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative.

Similarly, Rule 17j-1(b) of the Investment Company Act makes it unlawful for any affiliated person of the Investment Adviser of an investment company in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired:

    to employ any device, scheme or artifice to defraud the investment company;
    to make any untrue statement of a material fact to the investment company or to omit to state a material fact necessary in order to make the statements made to the investment company, in light of the circumstances under which they are made, not misleading;
    to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the investment company; or
    to engage in any manipulative practice with respect to the investment company.

The Code contains provisions reasonably designed to prevent persons from engaging in acts in violation of the above standards and contains procedures reasonably designed to prevent violations of the Code.

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I. Standard of Conduct

CCM is committed to ethical conduct and integrity in all aspects of the conduct of our business. The fulfillment of our fiduciary duties to our clients is paramount, and will not be compromised for financial or other goals. All employees are required to comply with the federal securities laws, other applicable laws and regulations, and the Adviser's compliance policies and procedures. Employees who fail to meet these requirements are subject to disciplinary action by the Adviser.

CCM and its employees have a duty of loyalty to our clients. This duty requires that we:

    act for the benefit of clients;
    avoid conflicts of interest, or if unavoidable, disclose the conflict and obtain client consent;
    deal honestly, fairly and in good faith with clients;
    avoid intentional misconduct; and
    refrain from competing with or seizing opportunities of our clients.

In furtherance of our duty to our clients, it is our goal to provide disinterested, impartial advice.

CCM and its employees also have a duty of care to our clients. This duty requires that we use care to manage investments prudently, reflecting the high level of skills possessed by the employees, and consider suitability in light of the respective client's investment purpose and restrictions, among other relevant considerations.

Each employee has a duty to prevent the misuse of material nonpublic information, which includes a complete prohibition against the misuse of material nonpublic information about the Adviser's securities recommendations and client securities holdings and transactions.

This Code is based upon the principle that the directors and officers of the Adviser and certain affiliated persons owe a fiduciary duty to, among others, the clients of the Adviser to conduct their affairs, including their personal securities transactions, in such manner to avoid:

    serving their own personal interests ahead of clients;
    taking inappropriate advantage of their position with the Adviser; and
    engaging in any actual or potential conflicts of interest or any abuses of their position of trust and responsibility.

Access Persons who have earned a designation or are members of an organization, whereas the use of such designation or membership in the organization is contingent upon adherence to a Code, must also comply with the standards set forth by those organizations and their respective Codes of Ethics.

All violations of this Code are required to be reported promptly to the Chief Compliance Officer.

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II. Insider Trading

CCM forbids any officer, director or employee from, either personally or on behalf of others, including accounts managed by the Adviser, trading on or while in possession of material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The policy applies to every officer, director and employee and extends to activities within and outside their duties at CCM. Any questions regarding the policies and procedures should be referred to the Chief Compliance Officer.

The Term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to the communication of material nonpublic information to others. The "manipulative and deceptive devices" prohibited by Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 hereunder, include the purchase or sale of a security of any issuer, on the basis of material nonpublic information about that security or issuer, in breach of a duty of trust or confidence that is owed directly, indirectly, or derivatively, to the issuer of that security or the shareholders of that issuer, or to any other person who is the source of the material nonpublic information.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

    trading by an insider, while in possession of material nonpublic information;
    trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated communicating material nonpublic information to others.

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, an employee may become a temporary insider of a company he or she advises or for which he or she performs other services. For that to occur, the company must expect the employee to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the employee will be considered an insider.

Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

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Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Penalties for trading on or while in possession of communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. The penalties include:

    civil damages;
    triple damages;
    jail sentence;
    fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited: and fines for the employers or other controlling persons of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided;

Any violation of this Insider Trading Policy can be expected to result in serious sanctions, including dismissal of the persons involved.

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

    Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?
    Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

A. Report the matter immediately to the Chief Compliance Officer.

B. Do not purchase or sell the securities on behalf of yourself or others.

C. Do not communicate the information to anyone other than to the Chief Compliance Officer.

D. Upon a determination by the Chief Compliance Officer that the information is material and nonpublic, instructions will be issued promptly to:

1. halt temporarily all trading by the Adviser in the security or securities of the pertinent issuer and all recommendations of such security or securities;

2. ascertain the validity and non-public nature of the information with the issuer of the securities;

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3. request the issuer or other appropriate parties to disseminate the information promptly to the public, if the information is valid and non-public; or

4. in the event the information is not publicly disseminated, consult counsel and request advice as to what further steps should be taken before transactions or recommendations in the securities are resumed.

E. Upon a determination by the Chief Compliance Officer that the information is public or not material, you will be allowed to trade and communicate the information.

No set of rules can possibly anticipate all the potential trading conflicts of interest between clients and personnel. Any situation subject to interpretation should be decided in favor of the best interests of the clients. For instance, it would be unethical to execute a personal trade in a security if the person knew or had reason to know that a substantial order in the security in question was likely to be implemented for a client in the foreseeable future, even though to execute the personal trade would be within the letter of the law.

Information in your possession that you identify as material and nonpublic may not be communicated to anyone except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed and access to computer files containing material nonpublic information should be restricted.

Investment decisions made by the Adviser may not be disclosed to anyone other than the client for whom those investment decisions are made.

CCM's insider trading procedures can be divided into two classifications: (1) prevention of insider trading; and (2) detection of insider trading.

To prevent insider trading, CCM will:

A. provide, on a regular basis, an education program to familiarize officers, directors and employees with CCM's policy and procedures; and

B. when it has been determined that an officer, director or employee has material nonpublic information:

1. implement measures to prevent dissemination of such information; and

2. if necessary, restrict officers, directors and employees from trading the securities.

To detect insider trading, Chief Compliance Officer or designee will:

A. review the trading activity reports filed by each officer, director and employee; and

B. reviews the trading activity of accounts managed by the Adviser.

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III. Definitions

  Access Person means any of the Adviser's supervised persons who has access to nonpublic information regarding any client's purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any "reportable fund", or who is involved in making securities recommendations to clients, or who has access to recommendations that are nonpublic. A "reportable fund" is any fund for which CCM serves as Investment Adviser, or any fund who's Investment Adviser or principal underwriter controls CCM, is controlled by CCM, or is under common control with CCM.
  Advisory Person means (a) any employee (or any company in a control relationship to CCM) who, in connection with his or her regular functions or duties, normally makes, participates in, or obtains information regarding the purchase or sale of Covered Securities (as defined below) by CCM on behalf of its Clients (as defined below), or whose function relates to making any recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to a Client with regard to the purchase or sale of a security by the Adviser on behalf of its Clients.
  Automatic investment plan means a program in which regular periodic purchases ( or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.
  A security is being considered for purchase or sale or is being purchased or sold when a recommendation to purchase or sell the security has been made and communicated, which includes when the Adviser has a pending buy or sell order with respect to a security, and, with respect to the person making the recommendation, when such person is seriously considering making such a recommendation. Purchase or sale of a Covered Security includes the writing of an option to purchase or sell a Covered Security.
  Beneficial ownership shall be interpreted in the same manner as it would be under Rule 16a-l (a)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations hereunder. Generally speaking, beneficial ownership encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse or minor children living in his or her household. Reports required by this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.
  Client includes both private accounts managed by the Adviser and Investment Companies as defined below.
  Control shall have the same meaning as that set forth in Section 202(a)(12) of the Advisers Act and 2(a)(9) of the Investment Company Act. These sections generally provide that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

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  Covered Security means a security as defined in Section 2(a)(36) of the Investment Company Act and Section 202(a)(18) of the Advisers Act, except that it shall not include direct obligations of the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (any instrument that has a maturity at issuance of less than 366 days and is rated in one of the two highest categories by a nationally recognized statistical rating organization) including repurchase agreements, shares issued by money market funds, and shares issued by open-end investment companies other than reportable funds, and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, unless the adviser or a control affiliate acts as the Investment Adviser or principal underwriter for the fund.
  Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission ("SEC") under any of these statues, the Bank Secrecy Act as it applies to investment companies and Investment Advisers, and any rules adopted hereunder by the SEC or the Department of the Treasury.
  Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act.
  Investment Company means a company registered as such under the Investment Company Act or any series thereof for which CCM is the adviser or sub-adviser.
  Investment Personnel means (a) any Portfolio Manager of the firm as defined below; or (b) any employee of the Adviser (or any company in a control relationship to the Adviser) who in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Adviser on behalf of its Clients; or (c) any natural person who controls the Adviser and who obtains information concerning recommendations made by the Adviser on behalf of its Clients regarding the purchase or sale of securities.
  Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 (the "Securities Act") pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.
  Portfolio Manager means an employee entrusted with the direct responsibility and authority to make investment decisions.

IV. Prohibited Transactions

The prohibitions set forth below shall apply to Access Persons, Investment Personnel and Portfolio Managers.

A. No person shall engage in any act, practice or course of conduct, which would violate the provisions of Section 206 and Rule 17j-1 set forth above.

B. No person shall:

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1. purchase or sell, directly or indirectly, any Covered Security in which he or she has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

a. is being considered for purchase or sale by the Adviser on behalf of any Client; or

b. is being purchased or sold by the Adviser on behalf of any Client.

2. No person shall reveal to any other person (except in the normal course of his or her duties on behalf of a Client) any information regarding securities transactions by a Client or consideration by a Client or the Adviser of any such securities transaction.

3. No person shall, in the absence of prior approval by the Chief Investment Officer, sell any Covered Security that was purchased, or purchase a Covered Security that was sold, within the prior 60 calendar days.

4. No person shall acquire any securities in an Initial Public Offering;

5. No person shall purchase any securities in a Limited Offering, without prior approval of the Chief Investment Officer and the Chief Compliance Officer. Any person authorized to purchase securities in a private placement shall disclose that investment when they play a part in any subsequent consideration by the Adviser of an investment in the issuer. In such circumstances, the Adviser's decision to purchase securities of the issuer shall be subject to the independent review by Investment Personnel with no personal interest in the issuer. A record of any decision and the reason supporting the decision to approve the acquisition by Access Persons of a Limited Offering shall be maintained.

6. No person shall accept any gift or other item of more than de minimis value ($250) from any person or entity that does business with or on behalf of the Adviser;

7. No person shall serve on the board of directors of any publicly traded company or membership in an investment organization without prior authorization of the President or other duly authorized officer of the Firm. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Adviser's Clients. Authorization of board service shall be subject to the implementation of "Chinese Wall" or other procedures to isolate such Investment Personnel from the Investment Personnel making decision about trading in that company's securities.

The Chief Compliance Officer shall identify all persons who are considered to be Access Persons, Investment Personnel, and Portfolio Managers and shall notify and inform such persons of their respective obligations under this Code, and shall deliver a copy of this Code and any amendments to each such person. Each person shall acknowledge, in writing, his or her receipt of the Code and any amendments.

V. Exempted Transactions

The prohibitions of Section IV shall not apply to:

A. purchases or sales effected for, or held in, in any account over which the Access Person has no direct or indirect influence or control;

B. purchases or sales which are non-volitional on the part of either the Access Person or CCM;

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C. purchases which are part of an automatic investment plan, including an automatic dividend reinvestment plan;

D. purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

E. purchases or sales of securities which are not related economically to securities purchased, sold, or held by the Adviser on behalf of Clients;

VI. Compliance Procedures

A. Pre-clearance

1. All Access Persons shall receive prior written approval from a portfolio manager and the Chief Compliance Officer before purchasing or selling Covered Securities. Approval is valid only for one day after authorization is received. If an Access Person is unable to effect the securities transaction during such period, he or she must re-obtain approval prior to effecting the securities transaction.

The portfolio manager will decide whether to approve a personal securities transaction for an Access Person after considering the specific restrictions and limitations set forth in, and the spirit of, this Code, including whether the security at issue is being considered for purchase or sale for a Client. An explanation for refusing to approve a securities transaction is not required.

2. The Chief Investment Officer shall receive pre-approval from the Chief Compliance Officer before purchasing or selling Covered Securities.

3. Purchases or sales of Covered Securities which are not eligible for purchase or sale by the Adviser or any Client shall be entitled to clearance automatically by means of a standing approval.

4. Any Access Persons whose personal investments are managed in the same manner as Client assets, who invest in the same securities as Clients, at the same time as Clients, and at the same price as Clients, shall not be subject to the pre-clearance requirements contained herein; however, all other provisions of the Code apply.

B. Disclosure of Personal Holdings

Within 10 days after initially becoming an Access Person, and between January 1st and January 30th of each calendar year, all Access Persons shall submit to the Chief Compliance Officer a report detailing personal investment holdings including; (a) the title and type of Security, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; (c) information identifying each account that requires reporting under this Section, such as account number or registrant; and (d) the date the Access Person submits the report. Information must be current as of a date no more than 45 days before the report is submitted.

C. Certification of Compliance with Code

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Every Access Person shall certify annually that:

1. they have read and understand the Code; and

2. they have complied with the requirements of the Code; and

3. they have reported all personal securities transactions and beneficial holdings in Covered Securities required to be reported pursuant to the requirements of the Code.

D. Quarterly Reporting Requirements

1. Every Access Person shall report to the Chief Compliance Officer the information described in sub-paragraph (D)(2) of this Section with respect to transactions in any security in which such person has, or by reason of such transaction acquires or disposes of, any direct or indirect beneficial ownership in a Covered Security; provided, however, that an Access Person shall not be required to make a report with respect to transitions effected for, and Covered Securities held in, any account over which such person does not have any direct or indirect influence or control.

2. Reports required to be made under this paragraph (D) shall be made not later than 30 days after the end of each calendar quarter. Every Access Person shall be required to submit a report for all periods, including those periods in which no securities transactions were effected. A report shall be made on the form containing the following information:

a. the date of the transaction, the title, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), class and the number of shares, and the principal amount of each Covered Security involved;

b. the nature of the transaction (i.e., purchases, sales or any other type of acquisition or disposition);

c. the price of the Covered Security at which the transaction was effected;

d. the name of the broker, dealer or bank with or through whom the transaction was effected;

e. the date that the report was submitted by the Access Person; and

f. with respect to any account established by an Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

i. the name of the broker, dealer or bank with whom the Access Person established the account;

ii. the date the account was established;

iii. information identifying the account, such as account number or registrant; and

iv. the date that the report was submitted by the Access Person.

3. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

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4. Every Access Person shall direct their brokers to supply to the Chief Compliance Officer, on a timely basis, duplicate copies of the confirmation of all personal securities transactions and copies of all periodic statements for all securities transactions that were effected. Every Access Person shall submit the report referred to in Section VI(D)(2). Notwithstanding Section VI(D)(2) of the Code, an Access Person need not make a quarterly transaction report where the report would duplicate information contained in broker trade confirmations or account statements required herein if all of the information required by Section VI(D)(2) is contained in such confirmation or account statements.

E. Miscellaneous

l. Reports submitted to the Chief Compliance Officer pursuant to this Code shall be confidential and shall be available only to the Chief Compliance Officer or other compliance persons determined by the Chief Compliance Officer for the sole purpose of reviewing personal trading activity of Access Persons as required by the Act, officers and directors of the Adviser, counsel or regulatory authorities as required.

2. Holding report requirements shall apply to all Covered Securities whether or not one of the exemptions listed in Section V applies, except that an Access Person shall not be required to make a report with respect to securities transactions effected for any Covered Securities held in any account over which the Access Person has no direct or indirect influence or control, or transactions effected pursuant to an automatic investment plan.

F. Conflict of Interest

Every Access Person shall notify the Chief Compliance Officer of the Firm of any personal conflict of interest relationship which may involve Clients, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any Client. Such notification shall occur in the pre-clearance process.

VII. Reporting of Violations

The Chief Compliance Officer shall be responsible for the review of the quarterly transaction reports, the initial holdings reports, and annual holdings reports required under this Code. In connection with the review of these reports, the Chief Compliance Officer shall take appropriate measures to determine whether each Access Person has complied with the provisions of this Code. CCO will in response to the annual certification of any funds that CCM acts as Investment Adviser to, will report any changes or violations to the Code. In addition, CCM has adopted procedures that are reasonably designed to prevent Access Persons from violating this Code.

VIII. Sanctions

Upon discovering a violation of this Code, management may impose such sanctions as they deem appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator. In addition, as part of any sanction, the Adviser may require the Access Person or other individual involved to reverse the trade(s) at issue and forfeit any profit or absorb any loss from the trade.

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IX. Retention of Records

This Code, a record of all persons currently or within the past five years, who are or were required to make reports, a record of all persons, currently or within the past five years, who are or were responsible for reviewing reports, a copy of each initial holdings, annual holdings and quarterly transaction report (including any brokerage confirmation or account statements provided in lieu of the reports) made by an Access Person hereunder, a copy of each board report made pursuant to Section VII, a record of any decision and the reason supporting the decision to approve the acquisition by Investment Personnel of Limited Offerings; each memorandum made by the Chief Compliance Officer hereunder and a record of any violation hereof and any action taken as a result of such violation, shall be maintained by the Adviser as required by the Advisers and the Investment Company Act, including as required by Rules 204-2(a)(12) and 204-2(a)(13) under the Advisers Act.

X. Exceptions to the Code

Although exceptions to the Code will rarely, if ever, be granted, the Chief Compliance Officer may make exceptions on a case by case basis, from any of the provisions of this Code, upon a determination that the conduct at issue involves a negligible opportunity for abuse or otherwise merits an exception from the Code. No waiver of compliance with any Code provision required by Rule 204A-1 under the Advisers Act will be granted. All such exceptions must be received in writing by the person requesting the exception before becoming effective. The Chief Compliance Officer shall report any exception to the board of directors/trustees of any Investment Company with respect to which the exception applies at its next regularly scheduled Board meetings.

XI. Approval of the Code and Amendments to the Code

The management team and each Investment Company shall approve this Code. Any material amendments to this Code must be approved by the board of trustees/directors of each Investment Company no later than six months after the adoption of the material change. Before their approval of this Code and any material amendments hereto, the Adviser shall provide a certification to the board of trustees/directors of each such Investment Company that CCM has adopted procedures reasonably designed to prevent Access Persons from violating the Code.

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